Exhibit 99.1

DIRTT Welcomes Richard Hunter as Chief Operating Officer

CALGARY, Alberta, August 15, 2022 (GLOBE NEWSWIRE) — DIRTT (or the “Company”) (Nasdaq: DRTT, TSX: DRT), a global leader in industrialized construction, is pleased to welcome Richard Hunter as its new Chief Operating Officer, effective August 29, 2022. Based at DIRTT’s headquarters in Calgary, Alberta, Rich will lead manufacturing and operational efficiency to drive success for DIRTT’s clients and construction partners.

Rich brings nearly 40 years of manufacturing leadership and experience to DIRTT following a tenured career with large manufacturing companies, including Forterra, Trinity Industries, Terex Corporation, Danaher Corporation, Delphi Corporation, and General Motors Corporation. Most recently, Rich provided consulting services focused on business transformation and growth.

Benjamin Urban, Chief Executive Officer, commented, “I’m excited to welcome Rich as our new COO. Together with his extensive manufacturing experience, Rich’s track record of engaging teams and building healthy, performance-driven culture makes him a valuable addition to DIRTT. Rich will be a key part of DIRTT’s growth as we unlock manufacturing capacity. His collaborative and inclusive approach will drive improvements in efficiency as DIRTT continues to focus on our strengths, delivering an agile construction system to our clients.”

Rich holds an MBA in Operations and Strategic Planning from Purdue University, a Master of Science degree in Manufacturing Management from Kettering University (formerly General Motors Institute), and a Bachelor of Science degree in Mechanical Engineering from Michigan State University.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking information” and “forward-looking statements” (collectively, “Forward-Looking Information”) as defined under applicable provisions of the United States Private Securities Litigation Reform Act of 1995, and Section 21E of the Exchange Act and within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, is Forward-Looking Information. When used in this news release, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify Forward-Looking Information, although not all Forward-Looking Information contains such identifying words. Forward-Looking Information, by its nature, is based on assumptions, and is subject to important risks and uncertainties. You should not rely on any Forward-Looking Information, which represents our beliefs, assumptions and estimates only as of the dates on which it was made, as predictions of future events. We undertake no obligation to update this Forward-Looking Information, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our Forward-Looking Information with these cautionary statements.

About DIRTT

DIRTT is a global leader in industrialized construction. Its system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom and greater certainty in cost, schedule, and outcomes. Headquartered in Calgary, Alberta, Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

For further information, please contact

DIRTT Media Relations

media@dirtt.com

DIRTT Investor Relations

ir@dirtt.com